Exhibit 10.1

AMENDED AND RESTATED

CREDIT AGREEMENT

THIS AGREEMENT is entered into as of May 3, 2012, by and between WORLD OF JEANS & TOPS, a California corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

Borrower and Bank are parties to that certain Credit Agreement dated as of May 1, 2003 (as amended to the date hereof, the “Existing Credit Agreement”), and Borrower and Bank desire to amend and restate the Existing Credit Agreement on the terms set forth herein.

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1. LINE OF CREDIT.

(a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including May 3, 2014, not to exceed at any time the aggregate principal amount of Twenty Five Million Dollars ($25,000,000.00) (“Line of Credit”), the proceeds of which shall be used to finance Borrower’s working capital requirements. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note substantially in the form of Exhibit A attached hereto (“Line of Credit Note”), all terms of which are incorporated herein by this reference.

(b) Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue commercial and standby letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Fifteen Million Dollars ($15,000,000.00). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. Each Letter of Credit shall be issued for a term not to exceed three hundred sixty-five (365) days, as designated by Borrower; provided however, that no Letter of Credit shall have an expiration date more than one hundred twenty (120) days beyond the maturity date of the Line of Credit. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.

(c) Limitation on Borrowings. During any Formula Period, outstanding borrowings under the Line of Credit shall not at any time exceed seventy five percent (75%) of Borrower’s eligible inventory (exclusive of work in process and inventory which is obsolete, unsalable or damaged), with the value determined on a cost basis. The foregoing shall be determined by Bank upon receipt and review of the collateral report required pursuant to Section 4.3(b) hereof and such other documents and collateral information as Bank may from time to time require. As used herein, “Formula Period” shall mean a period commencing from the first day of the calendar month immediately following a calendar month in which the average daily usage under the Line of Credit exceeds Fifteen Million Dollars ($15,000,000.00) and continuing up to and including the last day of a calendar quarter during which, in any month of such quarter, the average daily usage under the Line of Credit is equal to or less than Fifteen Million Dollars ($15,000,000.00).

(d) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

SECTION 1.2. INTEREST/FEES.

(a) Interest. The outstanding principal balance of each credit subject hereto shall bear interest, and the amount of each drawing paid under any Letter of Credit shall bear interest from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith.

(b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c) Unused Commitment Fee. Borrower shall pay to Bank a fee equal to ten-hundredths percent (0.10%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a calendar quarter basis by Bank and shall be due and payable by Borrower in arrears on the last day of each September, December, March and June.

(d) Letter of Credit Fees. Borrower shall pay to Bank (i) fees with respect to each standby Letter of Credit equal to 1.50% per annum (computed on the basis of a 360-day year,

actual days elapsed) of the face amount thereof, which fees shall be due and payable on each one-year anniversary of the issuance date of each such standby Letter of Credit and (ii) such other fees upon the issuance of each Letter of Credit, upon the payment or negotiation of each drawing under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity.

SECTION 1.3. COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all interest and fees due under the Line of Credit by charging Borrower’s deposit account number 4945-012565 with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.4. COLLATERAL.

As security for all indebtedness of Borrower to Bank subject hereto, Borrower hereby grants to Bank security interests of first priority in all Borrower’s accounts receivable and other rights to payment, general intangibles, inventory and equipment.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds of trust and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall reimburse Bank immediately upon demand for all costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

SECTION 1.5. GUARANTIES. The payment and performance of all indebtedness and other obligations of Borrower to Bank hereunder and under the other Loan Documents shall be guaranteed by Tilly’s, Inc., as evidenced by and subject to the terms of guaranties in form and substance satisfactory to Bank and shall be secured by a first priority lien in favor of Bank on the equity interests of the Borrower owned by Tilly’s, Inc.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1. LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of the State of California, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.

SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, guarantee, security agreement, pledge agreement, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

SECTION 2.4. LITIGATION. There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof.

SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The financial statement of Borrower dated January 28, 2012, a true copy of which has been delivered by Borrower to Bank prior to the date hereof, (a) is complete and correct and presents fairly the financial condition of Borrower, (b) discloses all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of such financial statement there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

SECTION 2.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

SECTION 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower.

SECTION 2.8. PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 2.9. ER1SA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10. OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

SECTION 2.11. ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

ARTICLE III

CONDITIONS

SECTION 3.1. CONDITIONS OF EXTENSION OF CREDIT. The obligation of Bank to extend or continue to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

(a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.

(b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)	This Agreement and each promissory note or other instrument or document required hereby.

(ii)	Corporate Resolution: Borrowing.

(iii)	Certificate of Incumbency.

(iv)	Continuing Security Agreement: Rights to Payment and Inventory.

(v)	Security Agreement: Equipment.

(vi)	Disbursement Order.

(vii)	A Continuing Guaranty and a Pledge Agreement executed by Tilly’s, Inc., together with a secretary’s certificate, board resolutions, and such other documents relating to Tilly’s, Inc. as required by Bank.

(viii)	Such other documents as Bank may require under any other Section of this Agreement.

(c) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower.

(d) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower’s property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

SECTION 3.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, (i) no material adverse change in the business, assets, operations, prospects or condition (financial or otherwise) of the Borrower, the ability of the Borrower to perform any of its obligations under this Agreement or under any of the other Loan Documents, or the rights of or benefits available to the Bank under this Agreement or any of the other Loan Documents shall have occurred, and (ii) no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.

(c) Additional Letter of Credit Documentation. Prior to the issuance of each Letter of Credit, Bank shall have received a Letter of Credit Agreement, properly completed and duly executed by Borrower.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

SECTION 4.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.

SECTION 4.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a) not later than 90 days after and as of the end of each fiscal year, audited consolidated and consolidating financial statements of Tilly’s, Inc., prepared by an independent certified public accountant acceptable to Bank, to include consolidated and consolidating balance sheet, income statement and statement of cash flow, management report, and auditor’s report, together with all supporting schedules and footnotes;

(b) commencing with the fiscal quarter ending July 28, 2012, not later than 45 days after and as of the end of each fiscal quarter, consolidated and consolidating financial statements of Tilly’s, Inc., prepared by Tilly’s, Inc., to include a balance sheet and income statement, and with respect to each fiscal quarter ending prior to July 28, 2012, quarterly financial statements of Borrower, prepared by Borrower, to include a balance sheet and income statement;

(c) not later than 45 days after and as of the end of each fiscal quarter, a store profit and loss statement, prepared by Borrower, to include all revenues and expenses on an individual store basis for all of the Borrower’s then operating retail clothing store locations;

(d) contemporaneously with each delivery of annual and quarterly consolidated financial statements required hereby, a certificate of the president or chief financial officer of Borrower that said financial statements are accurate, that there exists no Event of Default nor any condition, act, or event which with the giving of notice or the passage of time or both would constitute an Event of Default, and setting forth in reasonable detail calculations of the financial covenants set forth in Section 4.9 hereof;

(e) not later than 90 days after commencement of each fiscal year of Tilly’s, Inc., projections for such fiscal year and for each quarter thereof including forecasted consolidated balance sheets and statements of income, together with an explanation of the assumptions on which such forecasts are based;

(f) promptly upon request by Bank, copies of audit reports, management letters or recommendations submitted to the board of directors (or any committee thereof) of Tilly’s, Inc. or the Borrower by independent accountants in connection with the accounts or books of such companies or any audit thereof;

(g) promptly after the same become available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Tilly’s, Inc., and copies of all annual, regular, periodic and special reports and registration statements which Tilly’s, Inc. or Borrower may file or be required to file with the U.S. Securities and Exchange Commission and not otherwise required to be delivered to Bank pursuant to this Agreement;

(h) from time to time such other information as Bank may reasonably request.

Documents required to be delivered pursuant to Section 4.3(a), 4.3(b) and 4.3(g) (to the extent any such documents are included in materials otherwise filed with the U.S. Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Tilly’s, Inc. posts such documents, or provides a link thereto on the website of Tilly’s, Inc. on the Internet at the website address www.tillys.com or another website address provided by the Borrower in a written notice to Bank or (ii) on which such documents are posted on a publicly available website maintained by or on behalf of the U.S. Securities and Exchange Commission for access to documents filed in the EDGAR database; provided that the Borrower shall notify Bank (by telecopier or electronic mail) of the posting of any such documents and, if requested by Bank, provide to Bank by electronic mail electronic versions (i.e., soft copies) of such documents.

SECTION 4.4. COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower’s continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business.

SECTION 4.5. INSURANCE. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect.

SECTION 4.6. FACILITIES. Keep all properties useful or necessary to Borrower’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank’s satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

SECTION 4.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower (i) affecting Tilly’s, Inc., Borrower or any of their respective subsidiaries which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Borrower or such entity or involve a monetary claim in excess of $1,000,000, (ii) affecting or with respect to this Agreement, any other Loan Document or any security interest or lien created thereunder or (iii) involving an environmental claim or potential liability under environmental laws in excess of $500,000.

SECTION 4.9. FINANCIAL CONDITION. Maintain Borrower as a consolidated subsidiary of Tilly’s, Inc. for accounting purposes, and maintain Borrower’s financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a) Current Ratio not at any time less than 1.25 to 1.00, determined as of the end of each fiscal quarter, with “Current Ratio” defined as total current assets of Tilly’s, Inc. and its consolidated subsidiaries divided by total current liabilities.

(b) Net Profit Before Tax of Tilly’s, Inc. and its consolidated subsidiaries not less than $1.00, excluding a non-cash expense of up to a maximum of $2,000,000.00 for the write-off of impaired fixed assets as per the requirements of Accounting Standard Classification Topic ASC 360 for the cumulative rolling four-quarter period being measured, determined as of the end of each fiscal quarter on a cumulative rolling four-quarter basis.

(c) Total Funded Debt to EBITDAR of Tilly’s, Inc. and its consolidated subsidiaries not greater than 4.00 to 1.00 as of each quarter end, determined on a rolling four-quarter basis, with “Funded Debt” defined as the sum of (i) all obligations for borrowed money, (ii) capital leases, and (iii) annual rent expense from all operating leases multiplied by eight (8) and “EBITDAR” defined as the sum of net income, interest expense, taxes, depreciation, amortization and annual rent expense.

SECTION 4.10. NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any material uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s property.

ARTICLE V

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank’s prior written consent:

SECTION 5.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2. CAPITAL EXPENDITURES. Make any additional investment in fixed assets in any fiscal year in excess of an aggregate of $50,000,000.00.

SECTION 5.3. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, (b) additional debt in an amount not to exceed $1,500,000.00 in the aggregate, (c) debt evidenced by those certain promissory notes dated on or about the date hereof in an aggregate principal amount not to exceed $90,000,000, issued by Borrower in favor of certain stockholders of Borrower the terms of which have been approved by Bank so long as (i) such notes have been repaid in full and cancelled by not later than 14 days after the date thereof and (ii) no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall exist at the time of such repayment or shall result therefrom, (d) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof, and (e) capital lease obligations relating to the Borrower’s distribution and corporate headquarters facility.

SECTION 5.4. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity (except for mergers in connection with acquisitions expressly permitted under Section 5.6 in which the Borrower is the survivor); make any substantial change in the nature of Borrower’s business as conducted as of the date hereof; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s assets except in the ordinary course of its business.

SECTION 5.5. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank.

SECTION 5.6. LOANS, ADVANCES, INVESTMENTS, ACQUISITIONS. Make any loans or advances to or investments in any person or entity, or acquire any other person or entity or all or substantially all of the assets of any other person or entity or any business unit thereof, except (i) loans and advances made to employees or shareholders of the Borrower, (ii) any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof, and (iii) acquisitions that meet all of the following criteria: (a) the persons or assets to be acquired are in the same or substantially similar lines of business as the Borrower, (b) the board of directors or equivalent governing body of the other parties to each such acquisition have approved or consented to the acquisition, (c) immediately before and after giving effect to each such proposed acquisition, no Event of Default shall have occurred and be continuing, (d) Borrower shall be in pro forma compliance with the financial covenants set forth in Section 4.9 hereof after giving effect to each such acquisition, (e) the aggregate total consideration paid in connection with all such acquisitions made during the term of this Agreement shall not exceed $25,000,000, (f) Borrower shall have adequate cash on hand from its operations to pay the purchase price and other consideration to be paid in connection with each such acquisition, and, in any case, no proceeds of the loans made under this Agreement shall be used to pay the consideration for any such acquisition, and (g) prior to the consummation of any such acquisition, Borrower shall have delivered to Bank documentation of each of the foregoing in form and substance reasonably acceptable to Bank. In addition (and notwithstanding the foregoing) Borrower shall not form, create or acquire any subsidiaries.

SECTION 5.7. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution, either in cash, stock or any other property on Borrower’s stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s stock now or hereafter outstanding, other than (i) distributions to Tilly’s, Inc. in an amount in any fiscal year not to exceed the amount required to discharge the consolidated tax liability of Tilly’s, Inc. and the Borrower payable during such fiscal year, and (ii) payments permitted under Section 5.3(c) hereof to the extent such payments constitute a dividend or distribution.

SECTION 5.8. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s assets now owned or hereafter acquired, except any of the foregoing in favor of Bank or which is existing as of, and disclosed to Bank in writing prior to, the date hereof.

SECTION 5.9. TRANSACTIONS WITH AFFILIATES. Enter into any transaction of any kind with any shareholder or affiliate of the Borrower or Tilly’s, Inc., whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Borrower as would be obtained by Borrower in a comparable arm’s length transaction with a person other than an affiliate, except that the foregoing shall not prohibit (i) tax distributions permitted by Section 5.7 hereof or (ii) payment of reasonable and customary fees for, and reimbursement of out-of-pocket expenses incurred by, members of the board of directors of Borrower or Tilly’s, Inc.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

(b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this Section 6.1), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days after the earlier of (i) an officer of Borrower becoming aware of such default or (ii) receipt by Borrower of notice from Bank of such default’s occurrence.

(d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower, any guarantor hereunder or any general partner or joint venturer in Borrower if a partnership or joint venture (with each such guarantor, general partner and/or joint venturer referred to herein as a “Third Party Obligor”) has incurred (i) any debt or other liability to Bank or (ii) any debt or other liability to any other person or entity in an individual principal amount of $500,000 or more or with an aggregate principal amount of $1,000,000 or more.

(e) Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(f) The filing of a notice of judgment lien against Borrower or any Third Party Obligor; or the recording of any abstract of judgment against Borrower or any Third Party Obligor in any county in which Borrower or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Third Party Obligor; or the entry of a judgment against Borrower or any Third Party Obligor; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor.

(g) There shall exist or occur any event or condition that Bank in good faith believes impairs, or is substantially to impair, the prospect of payment or performance by Borrower, any Third Party Obligor, or the general partner of either if such entity is a partnership, of its obligations under any of the Loan Documents.

(h) The death or incapacity of Borrower or any Third Party Obligor if an individual; the dissolution or liquidation of Borrower or any Third Party Obligor if a corporation, partnership, joint venture or other type of entity; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members shall take action seeking to effect the dissolution or liquidation of Borrower or such Third Party Obligor.

(i) Any Loan Document, at any time after its execution and delivery for any reason other than satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any further liability or obligation under any Loan Document or purports to revoke, terminate or rescind any Loan Document.

(j) Tilly’s, Inc. shall cease to own and control 100% of the issued and outstanding capital stock of the Borrower, or, as to Tilly’s, Inc., (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) other than Hezy Shaked and Tialit Levine (and their respective heirs and executors, and trusts as to which they are settlors or trustees or other trusts to which such trusts are settlors) shall become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 25% or more of the equity interests of Tilly’s, Inc. entitled to vote for members of the board of directors of Tilly’s, Inc. on a fully-diluted basis or (ii) during any period of 12 consecutive months, a majority of the members of the board of directors of Tilly’s, Inc. cease to be composed of individuals who either were members of such board on the first day of such period or whose election or nomination to such board was approved by individuals who at the time of such election or nomination constituted at least a majority of such board (excluding, in each case, any individual whose initial nomination for or assumption of office as a member of such board occurred as a result of a solicitation of proxies or consents that was not made by or on behalf of the board of directors).

(k) Tilly’s, Inc. shall (i) engage in any business other than (A) entering into and performing its obligations under, and in accordance with, the Loan Documents to which it is a party, (B) owning the capital stock of Borrower and (C) issuing its own capital stock or options to acquire such capital stock, (ii) incur any indebtedness other than (A) its guarantee of the obligations of Borrower hereunder in favor of Bank and (B) its guarantee of the indebtedness or liabilities of Borrower permitted under Section 5.3 hereof and of Borrower’s obligations under real property leases entered into by Borrower in the ordinary course of business, or (iii) own any assets other than the capital stock of Borrower and cash and cash equivalents.

SECTION 6.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by each Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	WORLD OF JEANS & TOPS
10 Whatney
Irvine, CA 92618|

With a copy to:

Legal Department
10 Whatney
Irvine, CA 92618

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION
Orange Coast Regional Commercial Banking Office
2030 Main Street, Suite 900
Irvine, CA 92614

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, or any collateral required hereunder.

SECTION 7.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6. NO THIRD PARTY BENEFICIARIES, This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

SECTION 7.11. ARBITRATION.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the loan and related Loan Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(j) Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

SECTION 7.12. NO NOVATION OR IMPAIRMENT OF SECURITY INTERESTS. This Agreement shall not cause a novation, payment and reborrowing, or termination of any of the indebtedness or obligations of Borrower under the Existing Credit Agreement or other loan documents executed in connection therewith (collectively, the “Existing Loan Documents”), nor shall it extinguish, discharge, terminate or impair Borrower’s indebtedness or obligations or Bank’s rights or remedies under the Existing Credit Agreement and the other Existing Loan Documents; provided, however, that all such indebtedness, obligations, rights and remedies shall be on the terms and conditions of, and as set forth in, this Agreement and the Loan Documents. In addition, this Agreement shall not release, limit or impair in any way the priority of any security interests and liens held by Bank against any assets of Borrower arising under the Existing Credit Agreement or the other Existing Loan Documents.

[signatures follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

WORLD OF JEANS & TOPS		WELLS FARGO BANK, NATIONAL ASOCIATION

By:	/s/ Bill Langsdorf	By:	/s/ Mark Magdaleno
	Name: Bill Langsdorf		Name: Mark Magdaleno
	Title: Senior Vice President and Chief Financial Officer		Title: Vice President

Signature Page to Amended and Restated Credit Agreement